EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of December 18, 2015 (the “Effective Date”), by and between IMATION CORP., a Delaware corporation (“Seller”), and LARSON FAMILY REAL ESTATE LLLP, a Minnesota limited partnership, and its permitted assignees (collectively, “Purchaser”).

RECITALS

A.    Seller is the owner of those certain parcels of land consisting of approximately 122 acres of land, containing roughly 546,936 square feet of improvements thereon (such improvements, structures and fixtures, collectively, the “Improvements”) (approximately 71 of the 122 acres consist of vacant land), located in the City of Oakdale, County of Washington, State of Minnesota, with an address of 1 Imation Way, commonly known as the Imation Corporate Campus, and legally described on Exhibit A attached hereto and made a part hereof, together with all right, title and interest of Seller to all strips and gores and any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining such 122 acres and all written easements, right-of-way, privileges, licenses and appurtenances thereto (collectively, the “Real Estate”) (the Real Estate and Improvements are collectively referred to hereafter as the “Real Property”).

B.    Seller desires to sell, and Purchaser desires to purchase, the Real Property and certain other property and interests as described in Section 1 of this Agreement subject to and on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller, all of the following (collectively, the “Property”):
1.1    Real Estate and Improvements. The Real Property (as defined above).
1.2    Personal Property. All of the personal property situated in or upon the Real Property owned by Seller (and specifically excluding the personal property of any tenants) and used in the maintenance or operation of the Real Property, including but not limited to (a) all office furniture, chairs, work stations, plumbing fixtures, systems and equipment; heating fixtures, systems and equipment; air conditioning fixtures, systems and equipment; laboratory equipment, fitness equipment, and kitchen and cafeteria fixtures and equipment, but only to the extent the foregoing is located on the Real Property and is owned by the Seller, and (b) the items of personal property listed on Exhibit B-1 attached hereto (the “Included Property,” which Included Property Seller represents and warrants is owned by Seller free and clear of any liens or other interests), but excluding

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(collectively, the “Excluded Property”): (i) all IT equipment, including without limitation, all telephones; (ii) all vehicles, and other machinery and equipment not affixed to the Real Property and not used in connection with the maintenance or operation of the Property, and (iii) all equipment and machinery listed on Exhibit B-2 attached hereto (hereinafter, all of the foregoing, except for the Excluded Property, collectively, the “Personal Property”). With respect to the removal of any Excluded Property from the Real Property, Seller agrees as follows:
1.2.1    The building security system and card readers will remain in place and will not be removed, and will be in working condition on the Closing Date.
1.2.2    The fiber optic cable runs from MPOP and APOP will remain in place and will not be removed.
1.2.3    Purchaser will be notified prior to, and Purchaser representatives may be present on site when, any Excluded Property is being removed.
1.2.4    The CAT5 cabling and cable runs from the data closets will be in working condition on the Closing Date and Seller will not cut the ends of the cables when removing any equipment.
1.2.5    The CAT5 cable that terminates into patch panels will remain connected to a patch panel and will not be removed.
1.2.6    The wireless access points will remain in place and will not be removed.
1.2.7    The cell phone repeaters will remain in place and will not be removed.
1.3    Leases. Seller’s interest as landlord under those certain leases, contracts and other agreements for the use or occupancy of any space in the Real Property set forth on Exhibit C attached hereto (collectively, the “Leases”), including but not limited to all security deposits, if any, thereunder (collectively, the “Security Deposits”), and all tenant files in Seller’s possession (collectively, the “Lease Files”).
1.4    Contracts. To the extent assignable by Seller without a fee or premium, Seller’s interest in the service and maintenance contracts, equipment leases and other contracts regarding the Real Property and the Personal Property, if any, set forth on Exhibit D attached hereto (collectively, the “Contracts”).
1.5    Permits. To the extent assignable by Seller without a fee or premium, Seller’s interest in the permits and licenses regarding the Real Estate (but not its use and operation), if any, set forth on Exhibit E attached hereto (collectively, the “Permits”).
1.6    Plans.    All originals and copies of the as-built, blueprints, plans and specifications regarding the Real Property in Seller’s possession, if any (collectively, the “Plans”).
1.7    Records. All records in Seller’s possession, if any, regarding the Real Property including all records regarding operation and maintenance of the Real Property, including without

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limitation, records of maintenance, repairs, services and capital improvements to the Real Property, but excluding tax returns and such other records as are normally viewed as confidential or which are subject to any confidentiality agreement binding upon Seller (collectively, the “Records”).
2.    Purchase Price. Subject to the terms, conditions and provisions herein, Purchaser agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, ELEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($11,500,000.00) (the “Purchase Price”).
3.    Payment of Purchase Price. Subject to the terms and conditions set forth herein, Purchaser agrees to pay the Seller, and Seller agrees to accept payment of, the Purchase Price as follows:
3.1    Earnest Money Deposit. Prior to the close of business on the first (1st) business day after the Effective Date, Purchaser shall deliver in readily available funds the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the “Earnest Money”) to First American Title Insurance Company, with an address of 1900 Midwest Plaza West, 801 Nicollet Mall, Minneapolis, Minnesota 55402 (the “Title Company”). The Title Company shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of the Escrow Agreement by and among Seller, Purchaser and the Title Company in the form attached hereto as Exhibit F (the “Escrow Agreement”). Except as otherwise provided in Section 19.1 below, the Earnest Money shall be deemed fully earned by Seller and non-refundable to Purchaser even if Purchaser terminates this Agreement due to the Title Condition (as hereinafter defined) or the Environmental Condition (as hereinafter defined) of the Real Property. All interest earned on the Earnest Money shall belong to Purchaser. If the transaction closes in accordance with the terms of this Agreement, the Earnest Money shall be applied towards partial payment of the Purchase Price at Closing. If Purchaser shall fail to deposit the Earnest Money with the Title Company by the close of business on the first (1st) business day after the Effective Date, at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.
3.2    Balance of Purchase Price. At Closing, the Purchase Price, subject to application of the Earnest Money and the prorations and adjustments as hereinafter provided, shall be paid by Purchaser to Seller (or to a third party for Seller’s benefit as directed by Seller) by wired funds.
4.    As-Is Condition. Except as otherwise expressly set forth in this Agreement, and subject to Seller’s representations and warranties set forth in this Agreement and in any document delivered by Seller to Purchaser at Closing pursuant to this Agreement, (i) Purchaser is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Closing Date (as defined below) (or such earlier time as set forth in this Agreement) has made or has waived all inspections and investigations of the Property which Purchaser believes are necessary to protect its own interest in, and its contemplated use of, the Property; and (ii) Purchaser acknowledges and agrees that Purchaser is purchasing the Property subject to all existing conditions, latent or patent, and applicable laws, rules, regulations, codes, ordinances and orders and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either Seller or Purchaser hereunder nor shall the Purchase Price be reduced as a consequence thereof. Purchaser further represents and warrants that, except for any representations and warranties expressly made by Seller in this Agreement and any representations and warranties

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made in the documents executed by Seller at Closing pursuant to this Agreement, Purchaser shall acquire the Property solely upon the basis of Purchaser’s independent inspection and investigation of the Property, including without limitation: (a) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof; (b) the income potential, or rights of or relating to, the Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of such Property for any particular purpose; (c) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including the Americans With Disabilities Act); or (d) the presence or absence of hazardous substances on, in, under, above or about the Property or any adjoining or neighboring property. Except as otherwise provided in this Agreement, Purchaser further agrees that it is acquiring ownership of the Property subject to whatever conditions exist as of Closing, including physical, environmental and title conditions. Except as otherwise provided in this Agreement, Seller shall not be liable to Purchaser for any condition existing on the Property as of Closing, and Purchaser shall undertake whatever investigation Purchaser deems appropriate before the expiration of the Inspection Period.
5.    Seller Deliveries and Title Matters. Other than the Title Evidence (as hereinafter defined), Purchaser agrees that any Seller deliveries required under this Section 5 may be delivered by Seller by Purchaser’s access to Seller’s virtual due diligence room.
5.1    Documents. Within [one (1) business day after] the Effective Date, Seller shall deliver to Purchaser true, complete and correct copies of the Leases, Contracts, Permits, Plans and Records for Purchaser’s review and analysis (collectively, the “Documents”).
5.2    Environmental Records. Purchaser acknowledges that Seller has delivered to Purchaser a copy of the Phase I Environmental Assessment Report dated March 29, 2012, prepared by Caltha, LLP (the “Existing Phase I”).
5.3    Survey. Purchaser acknowledges that Seller has delivered to Purchaser a copy of the most current existing survey of the Real Property dated June 3, 2009, prepared by Gustafson Geomatics, LLC (the “Existing Survey”). If Purchaser desires to obtain an updated survey of the Real Property, Purchaser may, at its sole cost, obtain an updated survey (the “Survey”). Seller represents and warrants to Purchaser that there have been no material changes to the Improvements as depicted on the Existing Survey from the date of the Existing Survey.
5.4    Title Commitment. Within two (2) business days after the Effective Date, Purchaser shall order a commitment for an owner’s fee title insurance policy or policies with respect to the Real Property (the “Commitment”) (hereinafter, the Commitment and Survey shall be collectively referred to as the “Title Evidence”) issued by the Title Company wherein the Title Company (hereinafter sometimes also referred to as the “Title Insurer”) agrees to issue to Purchaser an ALTA Owner’s Title Insurance Policy (current standard form) for the Property (the “Title Policy”). The Commitment shall insure title subject to the Permitted Exceptions (as hereinafter defined) and in the full amount of the Purchase Price. Purchaser shall cause the Commitment, accompanied by legible copies of all recorded documents giving rise to any defects or exceptions to title to the Real Property, including all searches for real estate taxes, pending and levied special assessments,

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judgments, bankruptcies and state and federal tax liens and the Survey, if any, to be delivered to Seller and Seller’s attorneys concurrently with the delivery thereof to Purchaser or Purchaser’s attorney. Purchaser shall pay the cost of the premium of the Title Policy and any endorsements and the premiums for the loan policy (if any) and the deletion of the standard exceptions.
5.5    Title Objections. Purchaser shall have until five (5) days from the date it receives the Commitment to make its objections to matters disclosed in the Commitment or Survey (if any) by delivering such objections to Seller in writing (the “Objections”). Seller shall have no obligation to cure the Objections. Seller shall notify Purchaser in writing within five (5) days after Purchaser’s delivery of the Objections as to which Objections Seller will undertake to attempt to cure prior to Closing, provided that notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed forty-five (45) days, provided that Seller shall notify Purchaser, in writing, within such five (5) days after receipt by Seller of the Objections, whether or not it will endeavor to cure any such Objections (such period as may be extended by Seller referred to as the “Cure Period”). If Seller is unable to cure any such Objections within the Cure Period, and if Purchaser does not elect to terminate this Agreement as provided herein, such matters that Seller does not cure shall be deemed waived by Purchaser. Notwithstanding the foregoing, at or prior to Closing, Seller shall pay and satisfy any mortgages placed on the Real Property by Seller, judgments against Seller, liens against Seller or mechanic’s liens for work requested by Seller (as opposed to tenants) (the “Required Removal Items”). If the Objections are not cured by Seller at or prior to Closing, Purchaser shall then have the right to do any of the following by notice provided to Seller within two (2) business days of the then scheduled Closing Date:
5.5.1    If the Objection is based upon the existence of a Permitted Exception, Purchaser may terminate this Agreement, in which event the Earnest Money shall be paid to Seller, and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, except for any obligation expressly provided to survive such termination; or
5.5.2    Waive the Objections and close the transaction contemplated by this Agreement as if such Objections had not been made without any reduction in, abatement of, or credit against, the Purchase Price; or
5.5.3    If the Objection is based upon the existence of a title matter that is not a Permitted Exception, Purchaser may terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, except for any obligation expressly provided to survive such termination.
If Purchaser does not terminate this Agreement pursuant to clause 5.5.1 or clause 5.5.3 above, then: (x) Purchaser shall be deemed to have elected to take title as it then is without any reduction in the Purchase Price; (y) all Objections not removed from the Commitment or the Survey (if any), if applicable, will thenceforth be deemed waived by Purchaser; and (z) this Agreement shall remain in full force and effect.

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5.6    Permitted Exceptions to Title. At Closing, the Real Property shall be sold and conveyed subject to the following exceptions to title (the "Permitted Exceptions"):
5.6.1    any state of facts that an accurate survey may show;
5.6.2    those matters specifically set forth on Exhibit G attached hereto and made a part hereof;
5.6.3    all laws, ordinances, rules and regulations of the United States, the State of Minnesota, the City of Oakdale, the County of Washington, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a "Governmental Authority"), as the same may now exist or may be hereafter modified, supplemented or promulgated including, without limitation, zoning ordinances and restrictions and amendments thereto now or hereafter in force or effect;
5.6.4    all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
5.6.5    covenants, restrictions, easements, reservations and agreements of record provided the present use of the Real Property is not prohibited thereby or provided that the Title Company shall be willing to insure, at no additional cost, that any existing improvement which may violate such covenant, restriction, easement, reservation or agreement of record, if any, may remain as long as such improvement shall stand and that in the event of any damage or destruction to the Property, that the Improvements will be permitted to be reconstructed;
5.6.6    all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority applicable to the Real Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority;
5.6.7    all utility company rights, easements and franchises to maintain and operate lines, poles, wires, cables, pipes, distribution boxes and other fixtures and facilities in, over, under and upon the Property provided that the same do not adversely affect the use of the Real Property for its present use;
5.6.8    the printed exceptions which appear in the standard form Title Policy of the title insurance issued by the Title Company in the State of Minnesota;
5.6.9    projections and/or encroachments of retaining walls, stoops, areas, steps, sills, trim, cornices, standpipes, fire escapes, coal chutes, casings, ledges, water tables, lintels, porticos, keystones, bay windows, hedges, copings, cellar doors, sidewalk elevators, fences, fire escapes and the like, or similar projections of objects on, under or above any adjoining streets of the Real Property or any property adjoining the Real Property, or within any set back areas, and encroachments of similar elements projecting from adjoining property over the Real Property and variations between the lines of record title and fences, retaining walls, hedges, and the like;

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5.6.10    right, lack of right or restricted right of any owner of the Real Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Real Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of street, sidewalk or other area vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing;
5.6.11    rights of tenants of the Real Property pursuant to the Leases, and others claiming by, through or under any such tenants;
5.6.12    the lien of any mortgage, lien or other encumbrance granted, created, or obtained by the Purchaser;
5.6.13    such matters as the Title Company shall be willing, without special premium to Purchaser, to omit as exceptions to coverage from the Title Policy;
5.6.14    so long as the Title Company shall omit the same from the Title Policy, any financing statements, chattel mortgages, conditional bills of sale or other form of security interest against personalty, encumbering personalty not owned by Seller or filed more than five (5) years prior to the Closing Date;
5.6.15    variations between the tax lot lines and the description of the Real Property set forth on Exhibit A attached hereto and made a part hereof; and
5.6.16    [Intentionally deleted].
5.7    Conveyance of Title. At Closing, Seller shall deliver to Purchaser a limited warranty deed (the “Deed”) in recordable form, conveying fee simple title in the Real Property to Purchaser, subject only to the Permitted Exceptions and any other matter or thing affecting title to the Real Property that Purchaser shall have agreed or be deemed to have agreed to accept or waive in accordance with the terms of Section 5 of this Agreement.
6.    Access and Inspection Period.
6.1    Access and Inspection Period. Purchaser and its agents, contractors, engineers, consultants and designees (collectively, “Purchaser’s Agents”) shall have reasonable access and the right to enter the Property at reasonable times, after giving reasonable advance notice to Seller, for a period from the Effective Date through and including the Closing Date (as defined below) (the “Inspection Period”) for the limited purpose of conducting Purchaser’s investigation and inspection of the Property, and Seller shall reasonably cooperate with Purchaser in performing or obtaining same; provided that Purchaser shall pay all expenses and costs incurred by Purchaser in connection therewith. Purchaser shall use, and shall cause Purchaser’s Agents to use, reasonable efforts to minimize disruption of the use or operations on the Property during such entry and access and in a manner so as not to unreasonably disrupt the current tenants located on the Real Property. Representatives of Seller shall be permitted to accompany Purchaser and Purchaser’s Agents at all times while at the Property. Purchaser agrees to cooperate with any reasonable request by Seller

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in connection with the timing of any such investigation and inspection. Such access shall be for the sole purposes of inspecting the physical condition of the Property and conducting non-intrusive physical and environmental investigations, surveys and inspections of the Property. Notwithstanding anything contained herein to the contrary, without first obtaining Seller’s written consent thereto (which may not be unreasonably withheld or delayed by Seller), neither Purchaser nor any Purchaser’s Agent shall (1) contact any tenant or employee at the Property, (2) notify any governmental agency of any actual or potential violation of any zoning, environmental or other law, rule, or regulation, or (3) conduct any intrusive investigation regarding the Property; provided, however, Seller does hereby consent to Purchaser requesting estoppel certificates from each of the tenants under the Leases and Seller does hereby consent to Purchaser contacting and interviewing for potential employment Seller’s maintenance and facilities management personnel. Notwithstanding anything to the contrary in this Agreement Purchaser acknowledges and agrees that in no way is Purchaser’s obligation to close the purchase and sale of the Property as contemplated hereunder conditioned on (i) obtaining estoppel certificates from any tenant or (ii) being able to interview or hire any of Seller’s maintenance and facilities management personnel. Purchaser may have the Real Property inspected by third parties; provided, however, that any environmental assessments of the Property shall be conducted by Purchaser and Purchaser’s Agents in accordance with this Section 6. Such inspection(s) may include, but shall not be limited to, any inspections relating to federal, state or local health, safety, and environmental codes and regulations. Purchaser shall pay all costs and expenses of such investigation and inspection and shall indemnify, defend and hold Seller and the Property harmless from and against all costs, any and all damages and from and against any and all claims or liabilities arising out of or relating to Purchaser’s (including Purchaser’s Agents) activities, including without limitation, related to, arising out of or caused by any inspection, investigation, or environmental testing on the Real Property, provided, however, Purchaser shall not be liable for any damages incurred by Seller resulting from the mere discovery by Purchaser of a pre-existing environmental condition at or with regard to the Real Property. Purchaser shall further promptly repair and restore any damage to the Property caused by, arising out of, or occurring during Purchaser’s testing and return the Real Property and/or Personal Property to substantially the same condition as existed prior to such entry. Purchaser shall be responsible for any and all damages caused by Purchaser’s (including Purchaser’s Agents) due diligence on the Real Property. Purchaser shall not be permitted to perform any invasive testing, including but not limited to, Phase II Environmental Testing or soil borings without the prior written consent of Seller.
6.2    Insurance. Purchaser shall maintain for the term of this Agreement, one or more insurance policies with the following coverage limits (naming Seller as an additional insured, if applicable): (i) Two Million Dollars ($2,000,000) per occurrence, Three Million Dollars ($3,000,000) annual aggregate, commercial general liability insurance (on an occurrence basis) insuring all activity and conduct of Purchaser and Purchaser’s Agents while exercising the right of access provided for in this Agreement, which commercial general liability insurance shall contain a contractual liability endorsement which insures Purchaser’s (or Purchaser’s Agents, as applicable) indemnity obligations hereunder; (ii) worker’s compensation insurance in statutory limits; (iii) employer’s liability insurance ($100,000 per accident, $500,000 per employee); (iv) bodily injury and property damage insurance, One Million Dollars ($1,000,000), and (v) automobile liability ($1,000,000 per occurrence, $2,000,000 annual aggregate). Purchaser shall require each of Purchaser’s Agents and their consultants and subcontractors to comply with the access and

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inspection provisions of this Agreement, including but not limited to, the insurance requirements set forth in this Section 6. Prior to Purchaser or any Purchaser’s Agent entering the Property, and thereafter upon request of Seller, Purchaser will provide Seller with written evidence of the insurance required under this Section 6 which evidence shall be satisfactory in form and substance to Seller.
6.3    Title Condition and Environmental Condition. Notwithstanding anything to the contrary in this Agreement, Purchaser may only terminate this Agreement on or before the expiration of the Inspection Period, if it decides, in its sole discretion, that it is unsatisfied with (i) the condition of title or with title matters affecting the Real Property (“Title Condition”), or (ii) the environmental condition of the Real Property (“Environmental Condition”). Notwithstanding Purchaser’s right to investigate and inspect the Property as set forth herein, Purchaser shall have no right to object to any other condition of the Property, including without limitation, the condition of any improvements, personal property or any other matter with respect thereto and Purchaser shall proceed to Closing unless Purchaser terminates this Agreement because it is not satisfied with the Title Condition and/or the Environmental Condition of the Real Property as set forth above. If Purchaser fails to provide Seller with its written termination notice on or before the expiration of the Inspection Period, then Purchaser shall be deemed to have accepted the Title Condition and Environmental Condition of the Real Property and Purchaser and Seller shall proceed to close the transaction and the acquisition of the Property as contemplated under this Agreement. In the event of such termination by Purchaser in accordance with this Section 6.3, the Earnest Money shall, unless the termination is pursuant to and in accordance with Section 5.5.3 above, be paid to Seller, and the parties hereto shall be relieved of all further liability and responsibility under this Agreement, except for any obligation expressly provided to survive such termination.
7.    Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on January 4, 2016 or such earlier date as may be mutually agreed upon by the parties, TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date (the date on which the Closing shall occur being herein referred to as the “Closing Date”). The Closing shall take place at the office of the Title Company or at such other place as may be agreed to by the parties. At Closing, possession of the Property shall be delivered to Purchaser or its nominee free and clear of the possessory rights and claims of any other party other than tenants under the Leases, existing easements, rights/contracts, recorded documents and agreements and the Seller Retained Possession (as hereinafter defined). The Closing shall take place as an "insured” mail-in or escrow closing, at the offices of the Title Company unless otherwise agreed to by the parties in writing.
8.    Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Purchaser (or to the Title Company in escrow) the following (collectively, “Seller’s Closing Documents”):
8.1    Deed. The Deed.
8.2    Bill of Sale. A Bill of Sale executed and acknowledged by Seller, conveying the Personal Property to Purchaser in the form attached hereto as Exhibit H (the “Bill of Sale”).

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8.3    Assignment of Leases. An assignment of the Leases and Security Deposits in the form attached hereto as Exhibit I (the “Assignment of Leases”).
8.4    Assignment of Contracts and Permits. An Assignment of Contracts and Permits, to the extent the foregoing are assignable, conveying any Contracts and Permits to Purchaser, free and clear of all encumbrances in the form attached hereto as Exhibit J (the “Assignment of Contracts and Permits”).
8.5    Well Disclosure Certificate. A Well Disclosure Certificate or statement on the Deed indicating that there are no wells located upon the Real Property.
8.6    Bring-Down Certificate. A certificate dated as of the Closing Date, signed by an authorized representative of Seller, certifying that any Seller representations and warranties set forth herein are true as of the Closing Date.
8.7    Seller’s Affidavit. An Affidavit of Seller indicating that on the Closing Date (a) there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Real Property, (b) there has been no skill, labor or material furnished to the Real Property within one hundred twenty (120) days preceding the Closing Date for which payment has not been made or for which mechanics’ liens could be filed; and (c) to Seller’s knowledge, there are no other known unrecorded interests in the Real Property, together with whatever standard owner’s affidavit and/or indemnity (ALTA Form) which may be required by the Title Company to issue the Title Policy described in Section 5 of this Agreement.
8.8    FIRPTA Affidavit. A non-foreign affidavit, properly executed, and containing such information as required by IRC Section 1445(b)(2) and its regulations.
8.9    IRS Reporting Form. The appropriate Federal Income Tax reporting form, if any, as required.
8.10    Closing Statement. An original of the Closing Statement.
8.11    Other Documents. All other documents required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of the Seller in connection with the sale of the Property or as the Title Company may require in order to issue the Title Policy pursuant to the terms hereof.
9.    Purchaser’s Closing Documents. On the Closing Date, Purchaser will execute and/or deliver to Seller the following (collectively, “Purchaser’s Closing Documents”):
9.1    Purchase Price. The Purchase Price, in cash, as adjusted pursuant to Section 10 and after application of the Earnest Money pursuant to Section 3.1 hereof, by wire transfer of immediate availability of funds to be received in Title Company’s trust account and delivered to Seller on or before 11:00 a.m. local time on the Closing Date.
9.2    Assignment and Assumption Agreements. A counterpart of the Assignment of Leases and the Assignment of Contracts and Permits, pursuant to which Purchaser will assume all

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obligations of Seller under the Leases, the Contracts and the Permits that accrue from and after the Closing Date.
9.3    Bring-Down Certificate. A certificate dated as of the Closing Date, signed by an authorized representative of Purchaser, certifying that any Purchaser representations and warranties set forth herein are true as of the Closing Date.
9.4    Closing Statement. An original of the Closing Statement.
9.5    Title Documents. Such affidavits of Purchaser, Certificates of Value or other documents as may be reasonably required by the Title Company in order to record the Seller’s Closing Documents and issue the Title Policy.
9.6    Other Documents. Such evidence or documents as may reasonably be required by Seller or the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.
10.    Prorations. Seller and Purchaser agree to the following prorations and allocations of costs regarding this Agreement:
10.1    Title Insurance and Closing Fee. Seller shall pay for the cost of the issuance of the Commitment described in Section 5 of this Agreement. Purchaser will pay all costs of the premium or cost of the Title Policy and all additional premiums required for the issuance of any mortgagee’s title insurance policy required by Purchaser and any endorsements thereto requested by Purchaser or its mortgagee. Seller and Purchaser will each pay one-half of any reasonable and customary closing fee or charge imposed by any closing agent designated by Title Insurer.
10.2    Deed Tax. Seller shall pay all state deed tax regarding the Deed to be delivered by Seller under this Agreement. Purchaser shall pay all Mortgage Registry Tax, if any.
10.3    Real Estate Taxes and Special Assessments. At Closing, the Purchase Price shall be adjusted as follows:
10.3.1    Current Year’s Taxes. All real property taxes which have become a lien on the Real Property (“Taxes”) and which are due and payable prior to the year in which Closing occurs, shall be paid by Seller at or prior to Closing. All Taxes which are due and payable in the year in which Closing occurs shall be prorated to the Closing Date and Seller’s portion shall be paid by Seller at Closing. This proration shall result in Seller’s payment of Taxes from January 1 to the date immediately prior to the Closing Date and Purchaser’s payment of Taxes from the Closing Date to December 31.
10.3.2    Assessments. All charges for improvements or services already made to or which benefit the Property, and all levied and pending assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to Closing Date (“Assessments”) shall be paid in full by Seller at Closing. Notwithstanding anything to the

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contrary contained in this Agreement, if any Assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).
10.4    Rent. Except as otherwise set forth herein, all base or fixed rent and other charges under the Leases will be prorated as of the Closing Date. If at the Closing Date a tenant under any of the leases is delinquent in any payments required of it, then to the extent Purchaser receives after the Closing Date from such tenant amounts in excess of the payments due Purchaser pursuant to this Agreement, Purchaser will immediately remit such amounts to Seller.
10.5    Additional Tenant Amounts. To the extent operating expenses, including real estate taxes and special assessments are chargeable to tenants under the Leases, Purchaser shall pay to Seller on the Closing Date the amount of all such operating expenses prepaid by Seller and which are reimbursable but not yet reimbursed by such tenants and Purchaser shall thereafter collect and retain all Tenant reimbursements. Seller shall transfer to Purchaser or provide Purchaser with a credit against the Purchase Price at the Closing Date and without additional charge all security deposits and any other deposits or payments by tenants with respect to operating expenses.
10.6    Recording Costs. Seller will pay the cost of recording all documents necessary to place record title in the condition required under this Agreement. Purchaser will pay the cost of recording all other documents, including the Deed and any instrument of conveyance.
10.7    Other Operating Costs. All other operating costs of the Property will be allocated between Seller and Purchaser as of the Closing Date, so that Seller pays that part of such other operating costs payable before the Closing Date, and Purchaser pays that part of such operating costs payable from and after the Closing Date.
10.8    Other Costs. Except as otherwise provided herein, all costs and expenses in connection with the transaction contemplated by this Agreement shall be borne by Seller and Purchaser in the manner in which such costs and expenses are customarily allocated between the parties at closings of real property in the State where the Property is located, including, but not limited to, Seller paying the documentary stamp tax for the Deed and any transfer fee or transfer tax for the Deed and the recording fees for the applicable satisfactions, as required.
10.9    Attorney’s Fees. Each of the parties will pay its own attorneys’ fees incurred in the preparation and negotiation of this Agreement and the Closing of the transaction contemplated hereby, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorneys’ fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default and as otherwise set forth in Section 22.3 hereof.
11.    Operation Prior to Closing. During the period from the date of Seller’s acceptance of this Agreement to the Closing Date (the “Executory Period”), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. However, Seller shall execute no contracts, leases or other agreements regarding the

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Property during the Executory Period that are not terminable on or before the Closing Date, without the written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion.
12.    Seller Post-Closing Possession Rights.
12.1    Upon Closing of the transactions contemplated under this Agreement, Purchaser and Seller acknowledge and agree that (such premises described in Section 12.1 shall be collectively referred to as, the “Seller Retained Premises”):
12.1.3    From the Closing Date until March 18, 2016, Seller shall have the right to retain possession of the following premises within the Discovery Building on the Real Property without any charge to Seller for any rent, additional rent, use or occupancy charges or operating expenses reimbursement whatsoever:
12.1.3.1    Discovery building, floor 2, “D” pod, south; Cubical and office area known as “Executive Offices and cubicles”; Approximately 8,000 sq ft.;
12.1.3.2    Discovery building, floor 2, “D” pod, north; Cubical and office area known as “RSI area”; Approximately 6,000 sq ft.;
12.1.3.3    Discovery building, floor 1, “D” pod, south; Cubical and office space; Approximately 7,000 sq ft.;
12.1.3.4    Connecting hallways, access to restrooms, common areas and associated area meeting rooms; and
12.1.3.5    Discovery building, floor 1, room W112; Known as the “Data Center”; Space is less than 2,000 sq ft.
12.1.4    From the Closing Date until April 30, 2016, Seller shall have the right to occupy the following premises within the Discovery Building on the Real Property without any charge to Seller for any rent, additional rent, use or occupancy charges or operating expenses reimbursement whatsoever:
12.1.4.1    Discovery building, floor 1, room W112; Known as the “Data Center”; Space is less than 2,000 sq ft. Purchaser will be notified prior to, and Purchaser representatives may be present on site when, any Excluded Property is being removed from the Data Center and any other parts of the Seller Retained Premises; in addition, Seller agrees that the other provisions of Sections 1.2.1 through 1.2.7 above will apply to the removal of Excluded Property, including but not limited to the Coater (as defined below), from the Seller Retained Premises.
12.2     Seller agrees to indemnify and hold harmless Purchaser and its affiliates, partners, employees, agents, and counsel, from and against any and all damages or deficiencies resulting from, arising out of or related to Seller’s use of and presence in the Seller Retained Premises, including but not limited to third party claims, direct claims and any other claims. In addition, Seller agrees to maintain (and provide to Purchaser reasonable evidence of) reasonable

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amounts and types of insurance typically maintained by tenants in leased space similar to the Seller Retained Premises.

12.3    Seller may keep and store the Excluded Property at the Real Property whether or not located within the Seller Retained Premises in areas designated by Purchaser. Seller shall have the right to occupy the Seller Retained Premises for its normal business operations and such other portions of the Real Property designated by Purchaser to sell any Excluded Property prior to March 18, 2016, provided, however, that solely with respect to the Mainline Coater and all associated equipment (the “Coater”) located in the Discovery Building and currently used by 3M, Seller shall have until June 30, 2016 to sell such Coater and, in the event Seller sells the Coater on or before such date, Purchaser agrees to cooperate with Seller to remove same from the Property. With respect to the Coater, (i) Seller shall pay all costs associated with the removal of the Coater from the Real Property, including but not limited to the cost of restoration of any damage caused to the Real Property as a result of such removal, (ii) Purchaser’s obligation to cooperate shall be at Seller’s cost, (iii) Purchaser shall have the right to approve the contractor and the right to establish reasonable requirements as to the method, timing and means selected to effect such removal and restoration, (iv) the provisions of Section 22.11.1 shall not apply to Seller’s obligations under this Section 12.3, and (v), in the event the Coater is not removed from the Real Property by June 30, 2016, the Coater shall, at the close of business on June 30, 2016, automatically be deemed abandoned by Seller and automatically become the exclusive property of Purchaser. Seller’s right to retain possession of portions of the Real Property in accordance with this Section 12 shall be referred to as the “Seller Retained Possession”.
13.    Representations and Warranties by Seller. Seller represents to Purchaser, as of the date hereof, and as of the Closing Date:
13.1    Seller is and on the Closing Date will be the owner of the Real Property, subject only to the Permitted Exceptions.
13.2    Seller owns the Personal Property, free and clear of all encumbrances, except security interests which will be discharged on or before the Closing Date.
13.3    Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
13.4    Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended.
13.5    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting

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Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
13.6    Other than the Leases and any other leases, modifications, renewals and extensions that Purchaser has consented to in accordance with Section 11 hereof, there are no other leases or possessory rights of others regarding the Real Property. To Seller’s knowledge, there are no material defaults by Seller or, by the tenants under the Leases.
13.7    Other than this Agreement, Seller has not entered into any other contracts for the sale of the Real Property, nor are there any rights of first refusal or options to purchase the Real Property that might prevent the consummation of this Agreement.
13.8    This Agreement and all documents executed by Seller that are to be delivered to Purchaser at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, and are, or at the time of Closing will be, legal, valid and binding obligations of Seller, and do not, and at the time of Closing, will not, violate any provisions of any contract or judicial order to which Seller is a party or to which Seller is subject. The individual executing this Agreement on behalf of Seller has the right, power and authority to execute this Agreement on behalf of Seller, and to bind Seller to the terms hereof.
13.9    RADON NOTICE. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN TEXAS. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.
13.10    Wells. Seller knows of no wells on the Property and hereby makes the disclosure pursuant to Minn. Stat. § 103I.235, Subd. 1. At the time of Closing, Seller will deliver any required well certificate pursuant to Minn. Stat. § 103I.235, Subd. 1, and if no such well certificate is required, Seller shall include on the Deed the statement “the Seller certifies that the Seller does not know of any wells on the described real property.”
13.11    Septic. For purposes of satisfying the requirements of Minn. Stat. § 115.55, Seller represents that there is no “individual sewage treatment system” (within the meaning of such statute) on or serving the Real Property.
13.12    Methamphetamine Disclosure. For purposes of satisfying the requirements of Minn. Stat. § 152.0275, to Seller’s knowledge, methamphetamine production has not occurred on the Real Property.
13.13    Leases, Etc. True, complete and correct copies of the Leases, Contracts, Permits, Plans and Records, in each case, in all material respects, have been delivered to Purchaser.

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13.14    Other Environmental Matters. As of the date hereof, to Seller’s knowledge, except as disclosed in the Existing Phase I, from and after the date of the Existing Phase I until the date hereof, Seller has not received from any Governmental Authority written notice of any material violation of any environmental statute, environmental ordinance, environmental rule or environmental regulation applicable (or alleged to be applicable) to the Real Property which has not been resolved.
The representations and warranties of Seller contained in this Agreement will be true now and as of the Closing Date as if made on the Closing Date, and Seller shall have delivered to Purchaser at Closing a certificate dated the Closing Date, signed by an authorized representative of Seller, certify that such representations and warranties are true as of the Closing Date (the “Bring-Down Certificate”). The representations and warranties made herein by the Seller shall be deemed to be continuing representations and warranties and shall survive the closing of the transaction herein contemplated for a period of six (6) months after the Closing, and shall not be merged in any conveyance. As used in this Agreement, the term “Seller’s knowledge” or any such other similar term imparting knowledge to the Seller, shall mean the current, actual, personal (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Len Swanson of Seller. Except as herein expressly stated, Purchaser is purchasing the Property based upon its own investigation and inquiry and is not relying on any representation of Seller or other person and is agreeing to accept and purchase the Property “as is, where is” subject to the conditions of examination herein set forth and the express warranties herein contained.

Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the information furnished or made available to or otherwise obtained by Purchaser, and (ii) to the extent the copies of the Leases, the Contracts, Permits, Plans, Records or any other information furnished or made available to or otherwise obtained by Purchaser prior to the date of this Agreement contain provisions or information that are inconsistent with the foregoing representations and warranties, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases, Contracts Permits, Plans, Records and other information.
14.    Representations and Warranties by Purchaser. From the Effective Date until the Closing Date, Purchaser represents to Seller, as of the date hereof, and as of the Closing Date, that:

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14.1    Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
14.2    Purchaser is a limited liability limited partnership, duly organized, validly existing and in good standing under the laws of the State of Minnesota.
14.3    This Agreement and all documents executed by Purchaser that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, and are, or at the time of Closing will be, legal, valid and binding obligations of Purchaser, and do not, and at the time of Closing, will not, violate any provisions of any contract or judicial order to which Purchaser is a party or to which Purchaser is subject. The individual executing this Agreement on behalf of Purchaser has the right, power and authority to execute this Agreement on behalf of Purchaser, and to bind Purchaser to the terms hereof.
15.    1031 Exchange. Purchaser may structure the acquisition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Purchaser’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no costs, expenses, or liabilities in connection with Purchaser’s exchange. Purchaser shall indemnify, defend, and hold Seller harmless therefrom and Seller shall not be required to take title to or contract for purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release, or absolve Purchaser of its obligations to Seller. In no event shall Purchaser’s desire to effectuate a like-kind exchange either (i) extend the closing beyond the Closing Date or (ii) permit Purchaser to postpone the Closing Date.
16.    Damage. In the event the Property should be damaged by any casualty after the Effective Date and prior to Closing, Seller, at its sole option, may either repair the damage (but in no event shall Seller be obligated to spend in excess of any insurance proceeds actually received by Seller), or assign Purchaser the insurance proceeds (excluding insurance proceeds representing loss of rents for the period from the date of such casualty through Closing) and the parties shall proceed to Closing.
17.    Condemnation. In the event of a taking by condemnation or similar proceedings or actions of all of the Property, or any material (in Purchaser’s reasonable judgment) portion of the Property, Purchaser shall have the option to terminate this Agreement upon written notice to Seller within five (5) business days after notice thereof whereupon all Earnest Money shall be returned to Purchaser, and this Agreement shall be null void and the parties shall have no further obligation to each other. If Purchaser does not exercise its option under the immediately preceding sentence of

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this Section to terminate this Agreement, then the Agreement shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing, Seller’s entire interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof. If either party shall fail to give such notice then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings.
18.    Broker’s Commission. If the transaction contemplated by this Agreement is consummated in the time and manner required by this Agreement, Seller agrees to pay Cushman & Wakefield/NorthMarq (“Seller’s Broker”) a sales commission pursuant to a separate agreement between Seller and Seller’s Broker. If the transaction contemplated by this Agreement is consummated in the time and manner required by this Agreement, Purchaser agrees to pay Brisky Commercial (“Purchaser’s Broker”) a sales commission pursuant to a separate agreement between Purchaser and Purchaser’s Broker. Seller’s Broker shall be paid its commission from closing proceeds. Purchaser shall pay the Purchaser’s Broker at Closing and provide reasonable evidence of same to Seller. Seller and Purchaser each represent and warrant to the other that they have dealt with no other brokers in connection with this transaction other than Seller’s Broker and Purchaser’s Broker, respectively, and agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees.
19.    Remedies.

19.1    Purchaser’s Remedies. If Seller defaults under this Agreement, and fails to cure such default within thirty (30) days after the date of Purchaser’s notice, then Purchaser, as its sole and exclusive right and remedy as a result of such Seller default, may elect to either (i) cancel this Agreement, in which event the Earnest Money shall be returned to Purchaser, and thereupon no party shall have any further right or obligation hereunder, or (ii) Purchaser may enforce specific performance of this Agreement without any reduction or abatement of the Purchase Price; provided such election is made within sixty (60) days after the date of Seller’s default, and if no such election is timely made, Purchaser shall be deemed to have elected cancellation and the return of the Earnest Money. However, a decree of specific performance may not include any judgment, order or directive by which Seller is obligated to pay any money to Purchaser except as provided in Section 22.3 of this Agreement.
19.2    Seller’s Remedies    If Purchaser defaults in its obligations under this Agreement, except those contained in Section 6.1, Seller, as its sole and exclusive remedy, shall be entitled to (i) terminate this Agreement in accordance with Minn. Stat. Section 559.21 and retain the Earnest Money as liquidated damages; or (ii) Seller may enforce specific performance of this Agreement; provided such election is made within six (6) months days after the date of Purchaser’s default, and if no such election is timely made, Seller shall be deemed to have elected cancellation and the retention of the Earnest Money. If Purchaser defaults in the performance of its obligations under Section 6.1, and such default shall not be cured within ten (10) days after notice from Seller, Seller

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shall have and may pursue all rights and remedies available to it hereunder, at law or in equity, or otherwise, including, but not limited to, an action for damages or specific performance.
20.    Assignment. Neither party may assign its rights under this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, at any time prior to the Closing, Purchaser may assign its interest in this Agreement to an affiliate or affiliates of Purchaser (each, a “Permitted Assignee”) without Seller’s consent but with notice to Seller, provided that (w) the Permitted Assignee shall assume in writing all of Purchaser’s obligations pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (x) Purchaser or its principals are the designated officers of such affiliate entity and control such affiliate entity, (y) Purchaser provides a copy of such written assignment to Seller prior to Closing and Purchaser shall remain jointly and severally liable with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment and (z) such assignment shall not require the consent of any third party or delay the consummation of the transactions contemplated by this Agreement. As used herein, (i) “affiliate(s)” shall mean any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person first mentioned; (ii) “control” (including the correlative meaning of the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise; and (iii) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, estate, or trust. Any such assignment will not relieve such assigning party of its obligations under this Agreement. Purchaser shall notify Seller within three (3) business days of any assignment or transfer, including the name, address and contact information thereof.
21.    Notices. All notices, demand, or other communications of any type (herein collectively referred to as “Notices”) given by the Seller to the Purchaser or by the Purchaser to the Seller, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 21. All notices shall be in writing and delivered to the person to whom the notice is directed, either personally, by email, by nationally recognized overnight courier, or by United States Mail, as registered or certified item, return receipt requested. Notices delivered by mail shall be effective when deposited in a post office other depository under the care of custody of the United States Postal Service, enclosed in wrapper with proper postage affixed, addressed, if to the Seller, as follows or at such other address as either party may from time to time specify in writing delivered to the other party in accordance herewith:
If to Seller:

Imation Corp.
Discovery 1A-01

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1 Imation Way
Oakdale, MN 55128
Attention: Jennifer A. Tenenbaum, Senior Counsel
Telephone: (651) 704-3815
Email: jatenenbaum@imation.com

With a copy to:

Otterbourg P.C.
230 Park Avenue
New York, NY 10169
Attention: Oleg Sabel, Esq.
Telephone: (212) 905-3633
Email: osabel@otterbourg.com

If to Purchaser:

Larson Family Real Estate LLLP
3060 Centerville Road
Little Canada, MN 55117
Attention: Michael P. Larson
Telephone: (651) 787-7266
Email: michael.larson@slumberland.com

With a copy to:

Gray Plant Mooty Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: John Fitzgerald, Esq.
Telephone: (612) 632-3064
Email: john.fitzgerald@gpmlaw.com

Notices delivered personally shall be effective when actually received by the party to whom notice is sent. Notices delivered via overnight courier shall be effective the first business day after delivery to the overnight courier for next business day delivery. Notices delivered by electronic mail shall be effective when transmitted.

22.    Miscellaneous.
22.1    This Agreement shall be construed and interpreted in accordance with the laws of the State in which the Property is located and the obligations of the parties hereto are and shall be performed in the county wherein the Property is located. Where required for proper interpretation,

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words in singular shall include the plural, the masculine gender shall include the neuter and the feminine, and vice versa. The terms “heirs, executors, administrators and assigns” shall include “successors, legal representatives and assigns.”
22.2    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement may not be modified or amended, except by an agreement in writing signed by Seller and Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if writing and signed by the party waiving such conditions or obligations. No waiver by Purchaser or Seller of a breach of any of the terms, covenants and conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.
22.3    In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and court costs, including appellate costs, incurred in such suit.
22.4    The descriptive heading of the several Sections and Paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
22.5    This Agreement, including the Exhibits hereto and the items to be furnished in accordance hereof, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreement and understanding of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.
22.6    This Agreement may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement. It shall not be necessary that the signature of all parties appear on the same counterpart, so long as each party signs at least one counterpart. Electronic or pdf signatures shall be deemed original.
22.7    Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included, and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.

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22.8    If any term or provision of this Agreement which would not deprive the parties of the benefit of the bargain shall be held to be invalid, illegal, unenforceable or inoperative as a matter of law, the remaining terms and provision of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.
22.9    Each party hereto acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement has been jointly drafted and shall be construed as having been jointly drafted by each party hereto. Accordingly, the rule of construction to the affect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement of any amendments or exhibits hereto.
22.10    TIME IS OF THE ESSENCE with respect to the performance by the parties of their respective obligations under this Agreement.
22.11    Limitation of Liability.
22.11.1    Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith (other than the provisions of Section 12.3 above), if the Closing of the transaction contemplated hereunder shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Fifty Thousand Dollars ($50,000) (the “Liability Floor”). If Seller's aggregate liability to Purchaser shall exceed the Liability Floor, Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling.
22.11.2     Neither Seller nor any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
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IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the Effective Date.

SELLER:                        PURCHASER

IMATION CORP.                    LARSON FAMILY REAL ESTATE a Delaware corporation                LLLP
a Minnesota limited liability limited                                     partnership

By /s/ James C. Ellis                    By /s/ Kenneth R. Larson
Printed Name James C. Ellis                Printed Name Kenneth R. Larson
Its Vice President                    Its    Partner

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EXHIBITS

EXHIBIT A         Legal Description of the Real Estate

EXHIBIT B-1        Included Property

EXHIBIT B-2        Excluded Property

EXHIBIT C        Leases and Security Deposits

EXHIBIT D        Contracts

EXHIBIT E        Permits

EXHIBIT F        Form of Escrow Agreement

EXHIBIT G        Additional Permitted Exceptions

EXHIBIT H        Form of Bill of Sale

EXHIBIT I        Form of Assignment of Leases

EXHIBIT J        Form of Assignment of Contracts and Permits

3877973.10

EXHIBIT A

Legal Description

Real property in the City of Oakdale, County of Washington, State of Minnesota, described as follows:

Parcel A (Certificate of Title No. 50606):

Lot 3, Block 1, Oakdale Farm 2nd Addition.

Parcel B (Certificate of Title No. 50607):

Outlot C, Oakdale Farm 2nd Addition.

Parcel C (Abstract):

Lots 1, 2, 4, 5, and 6, Block 1; and Outlots A, D, and F, Oakdale Farm 2nd Addition.

Parcel D:

Rights of use over parts of a pipe line easement in Lots 2 and 4, Block 1, Oakdale Farm 2nd Addition, as such rights are contained in the Skyway Agreement, dated February 23, 1998, recorded May 1, 1998 in the office of the Washington County Recorder as Doc. No. 978395, and as such pipe line easement was amended by the Agreement Redescribing Easement, dated December 16, 1999, recorded February 15, 2000 as Doc No. 3092702.

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EXHIBIT B-1

List of Included Property

Approximate Count
Office Space
Cubicles	450
Tables	250
Chairs	1600
Cabinets	650

Cafeteria Area
Major Appliances	35
Tables	90
Chairs and Stools	150
Cabinets and Open Shelving	35

Fitness Area
Fitness Machines	12
Weight Equipment	9

Lab and Other
Carts	60
Chairs and Stools	15
Workbenches	10

All office/conference room/other audio-visual equipment

The existing computer system, including hardware and software, that tracks all shipping and receiving of chemicals and other hazardous substances in and out of the Real Property

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EXHIBIT B-2

List of Excluded Property

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Item	Description
1	Zeta Mill LMZ2 2 liter (Netzsch mfg) 304-R-104
2	Zeta Mill LMZ2 2 liter (Netzsch mfg) 304-R-101
3	Zeta Mill LMZ2 2 liter (Netzsch mfg) 304-R-102
4	MAINLINE COATER AND ALL ASSOCIATED EQUIPMENT
5	VIBRATION TEST SYSTEM W110
6	VIBRATION TEST SYSTEM W110
7	DROP TESTER W110
8	DROP TESTER W110
9	COMPRESION TEST SYSTEM W110
10	COMPRESION TEST SYSTEM W110
11	Double Planetary Mixer 4 gal (Ross mfg) 304-B-103
12	Temperature control for Ross Mixers 3
13	Yale Pallet Truck w/Scale
14	Table, Samplemaker, model #DPS3248 W110
15	Double Planetary Mixer 40 gallon (Ross mfg) 304-B-105
16	Ross HV Mixing Blades for DPM-40 gallon mixer
17	Ross HV Mixing Blades for DPM-40 gallon mixer.1
18	Pre-Mix Disperser VC-50 liter (Netzsch mfg) 304-V-101
19	Pre-Mix Disperser VC-250 liter (Netzsch mfg) 304-V-105
20	High Shear Mixer 5 gallon (Cowles mfg) 304-A-102
21	Zeta Mill LMZ10 10 liter (Netzsch mfg) 304-R-105
22	Filter Cart 304-S-101 (Roki filter housing, Viking pump, cart)
23	Filter Cart 304-S-102 (Roki filter housing, Viking pump, cart)
24	Filter Cart 304-S-103 (Roki filter housing, Viking pump, cart)
25	V-Grip Bulk Rack starter/add-on 6'W 2'D 8'H w 4 shelf Cherry Red Double Section
26	V-Grip Bulk Rack starter addon 6'W 2'D 8'H 4 shelf Cherry Red Double Section
27	V-Grip Bulk Rack starter 6'W 2'D 8'H w4 shelf Cherry Red 1 Section
28	Wash Tank fabricated at Val Fab mfg 304-V-121
29	Wash Tank fabricated by Val Fab Inc mfg 304-V-122 20 Gal Stainless Steel
30	Mixer Stand 2, Portable to mount air mixer for drum
31	Dispensing Pumps and nozzles and braided hoses
32	MCC to house the VFDs for the Cmpd Equipment (Netzsch mfg)
33	ROLL CARTS
34	ROLL CART
35	T4ROLL BOXS (5)
36	MTXROLLS T4
37	SKI-JUMP SLIDE 1
38	OVERBITE MEASRNT
39	HV SLIDE VAC BOX
40	WZ2 - JACK ASS'Y
41	FRAME GRABBER D T3852-8 W B KOLB
42	AP CHECK PRINTER

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EXHIBIT C

Leases and Security Deposits

Lease Agreement between Imation Corp. as Landlord and Educational Credit Management Corporation as Tenant dated the 4th day of April, 2008, as amended by Amendment No. 1 to Lease Agreement dated the 1st day of December, 2010, Amendment No. 2 dated the 4th day of May 2012 and Amendment No. 3 dated the 10th day of September 2015.
Security Deposit: None

Lease Agreement between Imation Corp. as Landlord and Eastman Kodak Company (as successor in interest to Kodak Polychrome Graphics) as Tenant dated as of December 31, 2001, as amended by Amendment No. 1 dated December 11, 2003, Amendment No. 2, dated October 14, 2004, Amendment No. 3 dated November 28, 2007, Amendment No. 4 dated August 1, 2012, Amendment No. 5 dated October 1, 2014 and Amendment No. 6 dated December 4, 2015.
Security Deposit: None

Amended and Restated Lease Agreement between Imation Corp. as Landlord and Carestream Health (as successor in interest to Eastman Kodak Company), as Tenant previously entered into an dated as of January 1, 2003, as amended by a Memorandum of Lease executed as of January 30, 2003, Amendment No. 1 dated as of November 17, 2003 and Amendment No. 2 dated as of December 11, 2006, Amendment No. 3 dated as of October 12, 2007, Amendment No. 4 dated January 21, 2008, Amendment No, 5 dated February 1, 2011, Amendment No. 6 dated August 1, 2012, Amendment No. 7 dated October 26, 2012,Amendment No. 8 dated December 14, 2013 and Amendment No. 9 dated April 1, 2013.
Security Deposit: None

PCS Site Agreement effective 1/25/99 between Imation and Sprint Spectrum LP. (This is for a cell antennae on the roof).

Coater Use Agreement dated between Imation Corp. and 3M Company dated June 18, 2012 as amended by Amendment No. 1 dated March 13, 2013.

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EXHIBIT D

Contracts

Contract Maintenance Agreement dated December 15, 2014 between Imation Corp. and All Source Inc.
Security Officer Service Agreement dated July 25, 2006, as amended, between Imation Corp. and Allied Security LLC d/b/a AlliedBarton Security Services
Records Management and Service Agreement dated June 1, 200, as amended, between Imation and Business Data Record Services (technically expired)
Business Services Agreement dated January 1, 2013 between Imation Corp. and Climate Makers, Inc. (technically expired)
Architectural Engineering Services Contract effective October 4, 1999 between Imation Corp. and Elness Swenson Graham Architects
Construction Contract dated February 4, 2004 between Imation Corp. and Excel Systems, Inc.
Standing Contract effective June 18, 2002 between Imation Corp. and Firenet Systems, Inc.
Maintenance Contract dated November 11, 1996 between Imation Corp. and Floyd Total Security, as amended.
Standing Contract between Hunt Electric Corporation and Imation Corp. (only Rider 10 can be located)
[Major Account Master Lease Agreement between Imation Corp. and Konica Minolta dated August 23, 2007.]
Construction Contract dated April 15, 2003 between Imation Corp. and Lovegreen Industrial Services, Inc., as amended
Maintenance Contract dated November 18, 1999 between Imation Corp. and Low Voltage Contractors
Engineering Services Contract effective January 22, 1997 between Imation Corp. and Michaud Cooley Erickson Consulting Engineers
Construction Contract dated October 15, 2013 between Imation Corp., and MICS Construction LLC
Letter Agreement dated April 14, 1998 between Imation Corp. and Nardini Fire Equipment Company

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Service Agreement dated January 25, 2001 between Imation Corp. and Plunkett Pest Control, Inc.
Product Supply Agreement dated March 1, 1998 between Imation Enterprises Corp. and Praxair, Inc., as amended
Landscape Maintenance Agreement dated February 12, 2015 between Imation Corp. and Prescription Landscape, Inc.
Master Agreement dated January 2, 2013 between Imation Corp. and Ricoh USA, Inc.
Maintenance Contract dated February 9, 2000 between Imation Corp. and Schindler Elevator Corporation, as amended
Maintenance Contract dated June 6, 2001 between Imation Corp. and Uhl Company
Engineering Services Contract dated March 3, 2005 between Imation Corp. and Unified Theory, Inc.
Maintenance Contract dated April 4, 2000 between Imation Corp. and Videotronix, Inc.
Engineering Contract dated August 2, 2000, as amended between Imation Corp. and Yale Materials Handling Minnesota (f/k/a Electric Forklift Supply, Inc.)

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EXHIBIT E

Permits

Air Permit 16300108-005 - MPCA
Permit expiration date - Non-expiring
This permit is non-transferable.  A new application needs to be made prior to transfer of ownership.

EPA ID LQG: MNR000004143
Non expiring

Washington County Hazardous Waste License. 608
Issued: 4/7/2015 Expiration: 3/1/2016
License is non-transferable. Requires application by new owner.

Radioactive Materials License 1104-200-62 - MN Dept. Health
Issued: 3/22/2012               Expires: 11/30/2016

DEA Controlled Substance Registration Certificate - RI0250338
Issued: 10/07/2014             Expires: 11/30/2015
Not transferable on change of ownership.

MN Controlled Substance Researcher 501275-0
Issued: 4/6/2015 Expires: 5/31/2016
Currently issued to Imation employee

MN Dept. of Public Safety, Permit to  Purchase and/or Possess Ethyl Alcohol
Issued: 8/11/2014               Expires: 9/27/2015
Currently issued to Imation employee

Hazardous Materials Shipper Certificate of Registration Imation Corp. 060215 554 013X
Issued: 6/2/2015 Expires: 6/30/2016

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EXHIBIT F

Form of Escrow Agreement
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of the ___ day of December, 2015, is among FIRST AMERICAN TITLE INSURANCE COMPANY, having an address at _______________________ (“Escrowee”), IMATION CORP., having an address at _______________________ (“Seller”), and LARSON FAMILY REAL ESTATE LLLP, having an address at _______________________ (“Purchaser”).

W I T N E S S E T H
WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of the date hereof, for the purchase and sale of those certain parcels of land consisting of approximately 122 acres of land, containing roughly 546,936 square feet of improvements thereon (such improvements, structures and fixtures, collectively, the “Improvements”) (approximately 71 of the 122 acres consist of vacant land), located in the City of Oakdale, County of Washington, State of Minnesota, with an address of 1 Imation Way, commonly known as the Imation Corporate Campus (the “Property”), as more particularly described therein (hereinafter referred to as the “Contract”);

WHEREAS, the Contract provides for the terms and conditions applicable to the sale and purchase of the Property and the performance obligations and rights of Seller and Purchaser; and

WHEREAS, Seller and Purchaser agree, pursuant to the Contract, that Escrowee shall hold, in escrow the Earnest Money (capitalized terms not otherwise defined herein are defined pursuant to Paragraph 6 hereof) in accordance with the terms and conditions of the Contract and this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

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1.    Appointment of Agent.
1.1    Purchaser and Seller hereby appoint Escrowee to act as their escrow agent on the terms and conditions hereinafter set forth, and Escrowee accepts such appointment.
1.2    Escrowee agrees to hold the Earnest Money on behalf of the parties to the Contract, and to apply, disburse and deliver the Earnest Money as provided in the Contract and this Agreement. In the event of any conflict between the terms and conditions of the Contract and the terms or conditions of this Agreement, as to the obligations of Escrowee, the terms and conditions of this Agreement shall govern and control.
2.    Disposition of the Earnest Money.
2.1    Escrowee shall hold the Earnest Money in an interest bearing savings account which rate of interest need not be maximized. Escrowee shall not commingle the Earnest Money with any other funds.
2.2    At Closing, Escrowee shall pay the Earnest Money to Seller or otherwise in accordance with the terms of the Contract. If prior to the Closing, either party makes a demand upon Escrowee for delivery of the Earnest Money, Escrowee shall give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within seven (7) Business Days after the giving of notice by Escrowee, Escrowee is hereby authorized to deliver the Earnest Money to the party who made the demand. If Escrowee receives a notice of objection within said period, then Escrowee shall continue to hold the Earnest Money and thereafter pay it to the party entitled when Escrowee receives (a) notice from the objecting party withdrawing the objection, or (b) a notice signed by both parties directing disposition of the Earnest Money, or (c) a judgment or order of a court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the Earnest Money shall be immediately paid to Seller in each and every instance of a termination of the Contract by Purchaser or Seller, except as provided in Sections 5.5.3 or 19.1 of the Contract.
2.3    Nothing in this Section 2 shall have any affect whatsoever upon Escrowee’s rights, duties, and obligations under Section 3.
3.    Concerning Escrowee.
3.1    Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;
3.2    Escrowee shall not be bound in any way by any other contract or understanding between the Seller and Purchaser, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing;

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3.3    Escrowee’s sole duties and responsibilities shall be to hold and disburse the Earnest Money in accordance with this Agreement and the Contract; provided, however, that Escrowee shall have no responsibility for the clearing or collection of the check representing the Earnest Money;
3.4    Upon the disbursement of the Earnest Money in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement;
3.5    Escrowee may resign at any time upon at least ten (10) Business Days prior written notice to the Seller and Purchaser hereto. If, prior to the effective date of such resignation, the Seller and Purchaser hereto shall have approved, in writing, a successor escrow agent, then upon the resignation of Escrowee, Escrowee shall deliver the Earnest Money to such successor escrow agent. From and after such resignation and the delivery of the Earnest Money to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason Seller and Purchaser shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Earnest Money with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;
3.6    Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold harmless Escrowee from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee performing its obligations pursuant to, and in accordance with, the terms of this Agreement, but in no event shall Escrowee be indemnified for its negligence, willful misconduct or breach of the terms of this Agreement;
3.7    In the event that a dispute shall arise in connection with this Agreement or the Contract, or as to the rights of Seller and Purchaser in and to, or the disposition of, the Earnest Money, Escrowee shall have the right to (w) hold and retain all or any part of the Earnest Money until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Earnest Money in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of Minnesota, or (z) interplead Seller or Purchaser in any action or proceeding which may be brought to determine the rights of Seller and Purchaser to all or any part of the Earnest Money; and
3.8    Escrowee shall not have any liability or obligation for loss of all or any portion of the Earnest Money by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.
4.    Termination.

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This Agreement shall automatically terminate upon the delivery or disbursement by Escrowee of the Earnest Money in accordance with the terms of the Contract and terms of this Agreement, as applicable.
5.    Notices.
All notices, requests or other communications which may be or are required to be given, served or sent by any party hereto to any other party hereto shall be deemed to have been properly given, if in writing and shall be deemed delivered (a) upon delivery, if delivered in person, or (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, and in each case, addressed as follows:
If to Seller:

Imation Corp.
Discovery 1A-01
1 Imation Way
Oakdale, MN 55128
Attention: Jennifer A. Tenenbaum, Senior Counsel
Telephone: (651) 704-3815
Email: jatenenbaum@imation.com

With a copy to:

Otterbourg P.C.
230 Park Avenue
New York, NY 10169
Attention: Oleg Sabel, Esq.
Telephone: (212) 905-3633
Email: osabel@otterbourg.com

If to Purchaser:

Larson Family Real Estate LLLP
3060 Centerville Road
Little Canada, MN 55117
Attention: Michael P. Larson
Telephone: (651) 787-7266
Email: michael.larson@slumberland.com

With a copy to:

Gray Plant Mooty Mooty & Bennett, P.A.
500 IDS Center

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80 South Eighth Street
Minneapolis, MN 55402
Attention: John Fitzgerald, Esq.
Telephone: (612) 632-3064
Email: john.fitzgerald@gpmlaw.com

If to Escrowee:

First American Title Insurance Company
National Commercial Services
801 Nicollet Mall, Suite 1900
Minneapolis, MN 55402
Attention: Nicole Haapala
Telephone: (612) 305-2014
Email: nhaapala@firstam.com

6.    Capitalized Terms.
Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Contract.
7.    Governing Law/Waiver of Trial by Jury.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
8.    Successors.
This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that except as expressly provided herein as to the Escrowee, this Agreement may not be assigned by any party without the prior written consent of the other parties.
9.    Entire Agreement.
This Agreement, together with the Contract, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

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10.    Amendments.
Except as expressly provided in this Agreement, no amendment, modification, termination, cancellation, rescission or supersession to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.
11.    Counterparts and/or Email/Facsimile Signatures.
This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or email, any one of which shall constitute an original of this Agreement. When counterparts or facsimile or email copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.
12.    Severability.
If any provision of the Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date and year first above written.

FIRST AMERICAN TITLE INSURANCE COMPANY
By:________________________________
Name:
Title:

IMATION CORP., a Delaware corporation By: __________________________ Name: Title:

LARSON FAMILY REAL ESTATE LLLP, a Minnesota limited partnership
By:________________________________
Name:
Title:

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EXHIBIT G

Additional Permitted Exceptions

Schedule B, Part I, Exceptions #3 through #19 and Schedule B, Part II Items #1 through #3 of the Loan Policy of Title Insurance Number NCS-393863-MPLS dated June 8, 2009 issued by First American Title Insurance Company, a copy of which was provided to Purchaser.

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EXHIBIT H

Form of Bill of Sale

BILL OF SALE AND GENERAL ASSIGNMENT
THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is executed as of the ____ day of _____________, 2016, by IMATION CORP., having an address at _______________________ (“Assignor”), in favor of LARSON FAMILY REAL ESTATE LLLP, having an address at _______________________ (“Assignee”).

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Real Property (as such term is defined in that certain Purchase and Sale Agreement, dated as of December ____, 2015, between Assignor and Assignee (the “Agreement”)).

WHEREAS, Assignor desires to sell, assign, transfer, set over and deliver to Assignee all of Assignor’s rights, if any, in and to the Personal Property (as such term is defined in the Agreement) (the “Assigned Properties”) and Assignee wishes to accept such sale, assignment, transfer, set over and delivery.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignor hereby assigns, transfers, sets over and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Properties.
2.    This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever, except as expressly set forth in the Agreement.
3.    Assignor’s liability under this Assignment shall be subject to the limitations provided for in the Agreement.
4.    This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.
5.    The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.
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IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:
IMATION CORP.,
a Delaware corporation

By: __________________________
                     Name:
                     Title:

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EXHIBIT I

Form of Assignment of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is executed as of the ____ day of __________, 2016, by and between IMATION CORP., having an address at _______________________ (“Assignor”), and LARSON FAMILY REAL ESTATE LLLP, having an address at _______________________ (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Real Property (as such term is described in that certain Purchase and Sale Agreement, dated as of December __, 2015, between Assignor and Assignee (the “Agreement”)).
WHEREAS, the Property is encumbered by those certain tenants (the “Tenants”) occupying space under the leases listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Tenant Leases”).
WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as provided herein, all of Assignor’s right, title and interest in and to the Tenant Leases.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Tenant Leases.
2.Assignee hereby affirmatively and unconditionally assumes all of Assignor’s obligations and liabilities under the Tenant Leases arising from and after the date hereof.
3.This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever, except as expressly set forth in the Agreement.
4.Assignor’s liability under this Assignment shall be subject to the limitations provided for in the Agreement.
5.This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.
6.The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

IMATION CORP., a Delaware corporation By: __________________________ Name: Title:
ASSIGNEE:

LARSON FAMILY REAL ESTATE LLLP, a Minnesota limited liability limited partnership

By: ______________________________
Name:
Title:

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EXHIBIT J

Form of Assignment of Contracts and Permits

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is executed as of the ____ day of ______, 2016, by and between IMATION CORP., having an address at _______________________ (“Assignor”), and LARSON FAMILY REAL ESTATE LLLP, having an address at _______________________ (“Assignee”).

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Real Property (as such term is described in that certain Purchase and Sale Agreement, dated as of December ____, 2015, between Assignor and Assignee (the “Agreement”)).

WHEREAS, in connection with its ownership and management of the Real Property, Assignor has entered into those certain service and maintenance contracts, equipment leases and other contracts, in effect on the date hereof, listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Contracts”).

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as herein provided, all of Assignor’s right, title and interest in and to the Contracts.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Contracts.
2.This Assignment shall constitute a direction and full authority to any person or entity that is a party to any of the Contracts to perform its obligation under the Contracts for the benefit of Assignee without further proof to any such party of the assignment to Assignee of the Contracts.
3.Assignee hereby affirmatively and unconditionally assumes all of the obligations and liabilities of Assignor under the Contracts arising from and after the date hereof.
4.This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever, except as expressly set forth in the Agreement.
5.Assignor’s liability under this Assignment shall be subject to the limitations provided for in the Agreement.
6.This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and

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the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.
7.The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.
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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

IMATION CORP., a Delaware corporation By: __________________________ Name: Title:
ASSIGNEE:

LARSON FAMILY REAL ESTATE LLLP, a Minnesota limited liability limited partnership
By: Name: Title:

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